The Company is filing this amendment to the Press Release filed on October 30, 2014 solely to correct the information regarding the percentage of shares voted in favor of the proposals.

FOR IMMEDIATE RELEASE

Exhibit 99.1

Contacts:

Salisbury Bancorp, Inc.	Riverside Bank
Richard J. Cantele, Jr.	John M. Davies
President & Chief Executive Officer	President & Chief Executive Officer
(860) 435-9801	(845) 454-5511

SALISBURY BANCORP, INC. AND RIVERSIDE BANK ANNOUNCE APPROVAL OF THEIR PROPOSED MERGER BY THE SHAREHOLDERS OF BOTH COMPANIES

Lakeville, CT, and Poughkeepsie, NY, October 30, 2014 – Salisbury Bancorp, Inc. (“Salisbury”) (NASDAQ: SAL), headquartered in Lakeville, Connecticut and Riverside Bank, (“Riverside”) headquartered in Poughkeepsie, New York announced today that the merger of Riverside into Salisbury Bank and Trust Company (“Salisbury Bank”), the wholly-owned subsidiary of Salisbury, has been approved by shareholders of both entities at their respective special shareholders’ meetings held on October 29, 2014.

The merger received overwhelming support by shareholders of both Salisbury and Riverside. Approximately 89.96% of Salisbury shares voted at the meeting were voted in favor of approving the Merger Proposal and approximately 98.74% of Riverside shares voted at the meeting were voted in favor of approving the Merger Proposal. In addition, approximately 88.71% of Salisbury shares voted at the meeting voted in favor of Salisbury’s proposal to amend its Certificate of Incorporation to increase its shares of authorized common stock and to eliminate provisions relating to the minimum and maximum number of directors on its board of directors.

Salisbury and Riverside publicly announced their proposed merger on March 18, 2014, a stock-for-stock transaction valued at approximately $28 million. Upon consummation of the merger, following regulatory approval and the satisfaction of other conditions of the Merger Agreement, shareholders of Riverside will receive 1.35 shares of Salisbury common stock in exchange for each share of Riverside common stock. The transaction is subject to customary regulatory approvals and is expected to close in the fourth calendar quarter of 2014. The combined bank will have thirteen full service offices in Litchfield County, Connecticut, Berkshire County, Massachusetts, and Dutchess and Orange Counties in New York.

Sterne, Agee & Leach, Inc. served as financial advisor to Salisbury and rendered a fairness opinion in connection with the transaction. Cranmore, FitzGerald & Meaney served as legal counsel to Salisbury. Keefe, Bruyette, & Woods, a Stifel Company, served as financial advisor to Riverside and rendered a fairness opinion. Windels Marx Lane & Mittendorf served as legal counsel to Riverside.

About Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, Dover Plains and Millerton, New York and Great Barrington, South Egremont and Sheffield, Massachusetts. Salisbury Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

About Riverside Bank

Riverside Bank is a New York State chartered commercial bank serving small and medium sized businesses, professionals and individuals in the Hudson Valley with branches in Poughkeepsie, Red Oaks Mill, Newburgh and Fishkill. Since opening for business in 1988, Riverside Bank has always been committed to providing outstanding products and service to its customers focusing on serving small to medium sized businesses and professionals within its markets.

FORWARD-LOOKING STATEMENTS

All non-historical statements in this press release (including without limitation statements regarding the pro forma effect of the proposed transaction, cost savings, the accretive nature of the proposed transaction, revenue enhancement opportunities, anticipated capital ratios and capital, positioning, value creation, growth prospects and timing of the closing) constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may", or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Salisbury and Riverside, including future financial and operating results, and the combined company's plans, objectives, expectations and intentions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made. Salisbury and Riverside assume no duty to update forward-looking statements.

In addition to factors previously disclosed in Salisbury’s reports filed with the Securities and Exchange Commission, the following factors among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Salisbury’s and Riverside’s shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Salisbury and Riverside businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; changes in Salisbury's stock price before closing, including as a result of the financial performance of Riverside prior to closing; the reaction to the transaction of the companies' customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.